Exhibit 99.1

[MSA LOGO HERE]

FROM:	Ketchum

Six PPG Place—Pittsburgh, Pa. 15222-5488

Contact: Mark Deasy – (412) 456-3843

FOR:	MSA (Mine Safety Appliances Company)

Ticker: MSA (AMEX)

Contact: Dennis Zeitler – (412) 967-3047

FOR IMMEDIATE RELEASE

MSA Directors Approve 3-for-1 Stock Split

PITTSBURGH, December 10, 2003 – The Board of Directors of Mine Safety Appliances Company (AMEX: MSA) at its meeting today approved a 3-for-1 stock split of MSA’s common stock, payable January 28, 2004 to shareholders of record on January 16, 2004.

Established in 1914, MSA is the world’s leading provider of quality products and services that protect people’s health and safety and the environment. The company has annual sales of about $650 million. MSA products are available in more than 140 countries and are supported globally by 28 international affiliates.